Exhibit 10.1

Execution Copy

SEPARATION AND CONSULTING AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE OF CLAIMS (“Agreement”) is made and entered into by and between Huntsman Corporation, a Delaware corporation (the “Company”), and Jon M. Huntsman (“Consultant”), on December 19, 2017 (the “Effective Date”).  The Company and Consultant are each referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Consultant was previously employed by Company in the position of Executive Chairman;

WHEREAS, Consultant’s employment as the Company’s and its applicable Affiliate’s Executive Chairman shall be terminated effective December 31, 2017 (“Separation Date”);

WHEREAS, the Company desires for Consultant to receive separation payments and benefits from the Company pursuant to that certain Severance Agreement dated January 1, 2013 by and between the Company and Consultant (the “Severance Agreement”) and pursuant to outstanding equity-based incentive awards previously granted to Consultant;

WHEREAS, the Company desires Consultant to provide certain consulting services to the Company after the Separation Date, and Consultant wishes to make himself available to provide such services in the capacity of an independent contractor;

WHEREAS, the Parties wish to resolve any and all claims that Consultant has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Consultant may have arising out of his employment or the end of such employment; and

WHEREAS, the Parties wish to memorialize certain of their respective rights and obligations that they have agreed to and that shall apply after the Separation Date.

NOW, THEREFORE, in consideration of these premises and the mutual promises, covenants, and obligations contained herein, the Company and Consultant agree as follows:

1.                                      Separation Date. The Parties acknowledge and agree that the last day of Consultant’s employment with the Company is the Separation Date and that thereafter, Consultant has no employment relationship with the Company or any of its Affiliates, whether as the Executive Chairman or in any other employment capacity.  As used in this Agreement, the term “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by either management authority, contract or equity interest.  Consultant is currently a director of the Company.  Consultant’s separation as an employee of the Company pursuant to this Agreement shall not affect Consultant’s membership on the Board of Directors of the Company.

2.                                      Separation Payments and Benefits.  Provided that Consultant (a) executes this Agreement on or within one (1) week of the Effective Date and returns an executed copy to the

Company such that it is received by the General Counsel of the Company, (b) does not revoke his acceptance of this Agreement pursuant to Section 12(g) below, and (c) abides by each of Consultant’s commitments set forth herein, then the Company shall provide for the payments and benefits described below:

(a)                                 Severance Agreement. The Company shall pay to Consultant the severance payments and benefits due to Consultant pursuant to Section 3(b) of the Severance Agreement, including, without limitation: (i) a lump sum cash payment equal to $2,650,000; (ii) twenty-four (24) months of continued health and welfare benefits, to be paid in the form of a lump sum cash payment equal to the product of (1) twenty-four (24); (2) the COBRA premium applicable to Consultant on his Separation Date, and (3) 150%; and (iii) outplacement services for a period of twelve (12) months.  Subject to Consultant’s compliance with this Agreement, the lump sum cash payments due to Consultant pursuant to the Severance Agreement will be paid to Consultant within sixty (60) days following the Separation Date, except to the extent any such payment or portion thereof is subject to the “specified employee” provisions set forth in Section 7(h) of the Severance Agreement, in which case the payments shall be made on the “Delayed Payment Date” in accordance with the terms of such Section 7(h).

(b)                                 Equity Awards. The Company shall provide for the immediate and full acceleration of vesting with respect to all unvested equity-based incentive awards held by Consultant on the Separation Date that are subject solely to time-based vesting conditions. As of the Effective Date, Consultant held the following applicable awards pursuant to the Company’s 2016 Stock Incentive Plan, as amended, the Company’s Stock Incentive Plan, as amended, or a predecessor equity-based incentive plan maintained by the Company (each an “LTIP” or together the “LTIPs”): 231,173 unvested time-based stock option awards and 115,206 unvested time-based restricted stock awards.  Settlement of all equity-based incentive awards that receive accelerated vesting pursuant to this Section 2(b) shall continue to be governed by the terms of the individual award agreements and the applicable LTIP pursuant to which the award was granted.

(c)                                  For purposes of clarity, the benefits provided within this Section 2 shall not be subject to the forfeiture or clawback provisions of Section 3(d).

3.                                      Consulting Services.

(a)                                 Services. During the Consulting Term (as defined below in paragraph (b)), Consultant agrees to provide services in the capacity of an independent contractor when reasonably requested by the Company and upon reasonable notice to Consultant, consultation and advice related to the business of the Company and its subsidiaries (the “Services”).  Consultant agrees to attend such meetings with Company representatives, members of the Board of Directors, Company clients or Company stockholders as the Company may reasonably request for communication and application of his Services. Consultant shall use reasonable best efforts to accommodate such reasonable requests for provision of the Services, and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of the Services, including travel reasonably requested in the performance of such Services.  Consultant shall coordinate the furnishing of the Services with representatives of the Company in order that such Services can be provided in such a way as to generally conform to the business schedules and performance standards of the Company, but the method of performance, time of performance, place of performance, hours utilized in such performance, and other details of the manner of performance of Consultant’s provision of the Services shall be within the sole control of Consultant.  It is the intent of the Parties that Consultant will “separate from service” with the Company and its applicable Affiliates pursuant to the rules and regulations of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) as of the Separation Date, therefore, notwithstanding anything to the contrary within this Section 3(a), in no event shall Consultant be requested to perform Services in excess of an amount that the Company deems necessary to maintain such a separation from service with the Company and its applicable Affiliates.

(b)                                 Consulting Term.  Unless earlier terminated as provided under Section 3(d) below, the “Consulting Term” shall be the period commencing on December 31, 2017 and ending on February 29, 2020 (the “Expiration Date”).  There shall be no extension of this Agreement other than by written instrument duly executed and delivered by the Parties.

(c)                                  Payments.  In exchange for the providing the Services, Consultant shall be entitled to receive the following payments and benefits:

(i)                                     Retainer Fee.  During the Consulting Term, the Company shall pay Consultant a retainer fee of $250,000.00 per month (the “Retainer”), to be paid in two (2) equal installment payments on each of January 1, 2018 and February 1, 2019.  Consultant acknowledges that he will receive an IRS Form 1099-MISC from the Company, and that he shall be solely responsible for all federal, state, and local taxes, as set out in paragraph (iv) below.

(ii)                                  Expenses.  During the Consulting Term, the Company shall provide Consultant with, or reimburse Consultant for, all reasonable and necessary business and travel expenses that are incurred by Consultant in connection with the performance of the Services, so long as such expenses are in accordance with the Company’s expense reimbursement policies or consistent with such guidelines as the Company may from time to time establish. Such business and travel expenses shall include, but not be limited to, continued access to office space, staff, company automobiles and aircraft usage, consistent with historic practice. Requests for reimbursement must be supported by appropriate documentation reasonably acceptable to the Company and shall be invoiced monthly to the Company by Consultant.  The Company shall reimburse Consultant within 30 days of receiving the supporting documentation for a request.

(iii)                               Continued Vesting for Equity Awards. Consultant has previously received equity-based incentive compensation awards pursuant to the LTIPs that are scheduled to vest based on performance-based vesting conditions.  During the Consulting Term, the Company acknowledges that all such awards shall continue to vest in accordance with the terms of the individual award agreements and the applicable LTIP pursuant to which the award was granted. As of the Effective Date, Consultant holds 115,329 target unvested performance-based awards (which includes a tranche of 15,665 target unvested performance-based awards that have a performance period that ends on December 31, 2017 and for which the performance level shall not be certified until the 2018 calendar year).

(iv)                              Withholding; Benefits.  Except with respect to applicable income and employment tax withholding with respect to equity-based incentive compensation payments that are treated as wages paid in connection with Consultant’s prior employment with the Company, Consultant acknowledges and agrees that (x) the Company is not required to, and will not, withhold from payments or benefits to be made to Consultant under this Section 3(c) any sums for income tax, unemployment insurance, social security, or any other withholding, or make any contributions on Consultant’s behalf for unemployment insurance or social security,  (y) Consultant is solely responsible for the timely payment of all income and other taxes with respect to the Services performed by Consultant hereunder, and (z)  Consultant shall be solely responsible for making all applicable tax filings and remittances with respect to amounts paid to Consultant pursuant to this Agreement and Consultant shall indemnify and hold harmless the Company for all claims, damages, costs and liabilities arising from any failure to do so.

(d)                                 Effect of Termination on Payments. Notwithstanding any provision of this Agreement to the contrary, the Consulting Term shall be terminated prior to the Expiration Date upon any of the following:

(i)                                     the termination of the Consulting Term on a date mutually agreed to in writing by the Parties;

(ii)                                  the termination of the Consulting Term by voluntary resignation of Consultant;

(iii)                               the death or adjudicated incompetency of Consultant;

(iv)                              the Disability (defined below) of Consultant;

(v)                                 the termination of the Consulting Term by the Company without Cause (defined below); or

(vi)                              the termination of the Consulting Term by the Company with Cause.

“Disability” shall mean that the Consultant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, as determined by the Consultant’s physician, that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months. “Cause” shall mean the occurrence of any of the following, as determined by the Company: (1) the willful failure or refusal by Consultant to substantially and reasonably perform the Services; (2) gross negligence, fraud, dishonesty or willful violation of any law or willful and material violation of any significant Company policy committed in connection with the position of Consultant with the Company or an Affiliate; and (3)  a breach of any one or more of the covenants of this Agreement by Consultant, but only if (A) the Company has given Consultant written notice specifying in reasonable detail such breach, and demanding that Consultant remedy the relevant action, violation or failure to perform or comply, (B) Consultant has been given an opportunity to be heard in connection with the action, violation, or failure to perform or comply, and (C) if such action, violation, or failure to perform or comply is deemed curable by the Company, after Consultant has been given a reasonable time to remedy such action, violation, or failure to perform or comply.  “Cause” shall not include ordinary negligence or failure to act, whether due to an error in judgment or otherwise, if Consultant has exercised substantial efforts in good faith to perform the Services, comply with Company policies, or comply with the covenants of this Agreement.

Upon expiration or termination of the Consulting Term pursuant to Section 3(b) or Section 3(d)(ii), (iii) or (iv), the Company shall pay to Consultant any performance-based awards for which the performance period has ended as of the termination date, but for which the performance level was not yet certified as of termination date, any unpaid Retainer earned as of the date of the termination and any unreimbursed expenses (to the extent incurred, documented and submitted pursuant to Section 3(c)(ii)), (collectively, the “Accrued Obligations”), and Consultant shall be entitled to no other compensation from the Company. For purposes of this Section 3(d), each one-half installment payment of the Retainer is deemed to be “earned” on a daily basis during the thirteen-month calendar period to which such installment payment relates Upon termination of the Consulting Term pursuant to Section 3(d)(i) or (v), then subject to the Company providing to Consultant a form of release of claims reasonably acceptable to Consultant within five (5) days following termination and Consultant’s execution and delivery of such release of claims to the Company within fifteen (15) days following such delivery, the Company shall pay to Consultant the Accrued Obligations and the remaining Retainer payments, if any, that Consultant would have been paid through the Expiration Date as if the Consulting Term had not been earlier terminated. Upon termination of the Consulting Term pursuant to Section 3(d)(vi), Consultant shall not be entitled to any additional payments from the Company following the date of his termination.  Any Retainer paid pursuant to this Section 3(d) shall be paid at the time(s) such Retainer payment(s) otherwise would be made under this Agreement.  Any unreimbursed expenses paid pursuant to this Section 3(d) shall be paid as provided in Section 19.  Payment of any equity-based incentive award payable pursuant to this Section 3(d) shall be as provided in the individual award agreements and the applicable LTIP pursuant to which the award was granted.

Notwithstanding anything to the contrary within this Section 3(d), in the event that the Consulting Term is terminated due to Section 3(d)(ii), the Company shall have the discretion to require the repayment by Consultant of any portion of the Retainer that is not deemed to be “earned” as of the date of Consultant’s termination of the Consulting Term.  Notwithstanding anything to the contrary within this Section 3(d), in the event that the Consulting Term is terminated due to Section 3(d)(vi), the Company shall have the discretion to require the repayment by Consultant of any portion of the Retainer that has been paid to Consultant that relates back to the date of the event giving rise to the termination for Cause, notwithstanding the date on which the Company may have learned or been notified of such event or if any portion of the payment was deemed to otherwise be earned pursuant to this Section 3(d).

For purposes of clarity, any performance-based awards for which the performance period has ended as of the applicable termination date shall not be subject to forfeiture or to the clawback provisions of the preceding paragraph.

4.                                      Relationship of the Parties.  It is not the purpose or intention of this Agreement or the Parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, or employment relationship. At all times during the Consulting Term, Consultant shall be an independent contractor of the Company and the

Consultant shall have the right to devote his business day and working efforts to other business and professional opportunities as do not unreasonably interfere with his rendering of the Services to the Company.  In no event shall Consultant, or any person engaged by Consultant whose duties include provision of any of the Services hereunder, be deemed to be an employee, partner, agent, or principal of the Company. Consultant and any person engaged by Consultant whose duties include provision of any of the Services hereunder, shall not at any time during the Consulting Term be entitled to any employment rights or benefits from the Company, including disability or unemployment insurance, workers’ compensation, medical insurance, sick leave or any other employment benefit.  Consultant shall not provide any services under the Company’s business name and shall not present himself as an employee of the Company.  Neither the relationship between the Company and Consultant nor any provision of this Agreement shall be construed to authorize Consultant to take or fail to take any action or make or fail to make any decision, representation or commitment that is binding upon the Company or any Affiliate in the absence of written specific authorization by the Chairman, President & CEO of the Company.  The Company shall at all times be free to engage other persons to perform services in addition to or in lieu of services to be provided by Consultant; provided, however, that the Company shall remain obligated to pay Consultant all amounts payable under this Agreement.

5.                                      Confidentiality; Non-Competition and Non-Solicitation.

(a)                                 Definitions for the purposes of this Section 5:

(i)                                     “Business” shall mean the research, development, production, manufacturing, marketing, and/or provision of services and/or products, including differentiated and specialty chemicals, in which the Company or any of its Affiliates are engaged on or prior to the Expiration Date and about which Consultant has Confidential Information; provided, however, that the Company reserves the right to carve out or excuse any specific line, unit or business opportunity as it deems appropriate for these purposes.

(ii)                                  “Company” shall mean the Company and its Affiliates.

(iii)                               “Confidential Information” shall mean all trade secrets, non-public information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by or disclosed to Consultant, individually or in conjunction with others, during the Consulting Term (whether during business hours or otherwise and whether on the Company’s premises or otherwise) that relate to the Company’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks).  Confidential Information shall not include any information that is or becomes generally available to or known by the public other than as a result of a breach of this Agreement by Consultant.

(b)                                 During the Consulting Term and thereafter, Consultant shall not, directly or indirectly, disclose or otherwise utilize any Confidential Information, except for the benefit of the Company, or as required by a court of competent jurisdiction or other administrative or legislative body; provided that, prior to disclosing any Confidential Information to a court or other administrative or legislative body, Consultant shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.  At any time upon request by the Company or upon the termination of this Agreement for any reason, Consultant agrees to return to the Company documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information in Consultant’s possession, custody or control and Consultant shall not retain any such document or other materials. Within fifteen (15) days of any such request, Consultant shall certify to the Company in writing that all such documents and materials have been returned to the Company.

(c)                                  Without limiting the foregoing, during the Consulting Term, Consultant agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person or entity other than the Company:

(i)                                     canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from the Company any person or entity who or which is a customer, consultant or supplier of the Company;

(ii)                                  engage, employ, solicit or contact with a view to the engagement or employment of any person who is an officer, director, employee or agent of the Company, provided that general solicitations not directed to such persons shall not be a violation of this provision, and provided further, that any staff members assigned to Consultant by the Company during the Consulting Term shall be excluded from the restrictions of this Section 5(c)(ii);

(iii)                               provide services that are the same as or similar to the Services to any customer of the Company or any other person or entity that engages in the Business (including consulting and advisory firms) in the geographical areas where the Company engages in the Business.  The Company acknowledges that Consultant and certain members of Consultant’s family operate a family office that engages in investment activities; and that Consultant’s ownership in, and services to such family office shall be excluded from the restrictions of this Section 5(c)(iii).

(d)                                 Consultant agrees and acknowledges that the limitations and restrictions set forth herein are reasonable and are material and substantial parts of this Agreement and are necessary to prevent unfair competition and to protect the Company’s legitimate business interests, including the protection of its Confidential Information and goodwill. Consultant further acknowledges and agrees that it is the intent of the Parties that the covenants in this Section 5, and each provision and portion thereof, are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope or temporal restrictions set forth are unreasonable, then it is the intention of the Parties that such restrictions be enforced to the fullest extent which the arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e)                                  Because of the difficulty of measuring economic losses to the Company as a result of a breach or threatened breach of the covenants set forth in this Section 5, and because of the immediate and irreparable damage that would be caused to the Company for which it would have no other adequate remedy, the Company shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of posting any bond or other security.  The aforementioned equitable relief shall not be the Company’s exclusive remedy for breach but instead shall be in addition to all other rights and remedies available to the Company at law and equity.

(f)                                   Nothing in this Agreement will prevent Consultant from: (i) making a good faith report of possible violations of applicable law to the Securities and Exchange Commission (“SEC”) or any other governmental agency or entity or (ii) making disclosures to the SEC or any other governmental agency or entity that are protected under the whistleblower provisions of applicable law, in each case, without notice to the Company.  Nothing in this Agreement limits Consultant’s right, if any, to receive an award for information provided to the SEC.  For the avoidance of doubt, nothing herein shall prevent Consultant from making a disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

6.                                      Release of Claims.

(a)                                 For good and valuable consideration, including the Company’s provision of consideration set forth in Sections 2 and 3, which Consultant was not entitled to but for his entry into this Agreement, Consultant hereby forever releases, discharges and acquits the Company, each of its parent companies, subsidiaries and other Affiliates and each of the foregoing entities’ respective past, present and future parent companies, subsidiaries, Affiliates, boards of directors (or comparable bodies) and all members thereof, as well as any of their respective past, present, and future insurers, shareholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities (collectively, the “Company Parties”), as well as all employee benefit plans maintained by a Company Party and all fiduciaries and administrators of any such plans, in their personal and representative capacities, from liability for, and Consultant hereby waives, any and all claims, damages, costs, or causes of action of any kind, whether known or unknown, related to Consultant’s prior employment with any Company Party, the termination of such employment as of the Separation Date, and any other acts or omissions related to any matter on or prior to the time that Consultant executes this Agreement, including without limitation, (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967, as amended (including as amended  by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, and the Americans with Disabilities Act of 1990, as amended; (B) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); (C) the Immigration Reform Control Act, as amended; (D) the National Labor Relations Act, as amended; (E) the Occupational Safety and Health Act, as amended; (F) the Family and Medical Leave Act of 1993; (G) the Workers Adjustment and Retraining Notification Act, as amended; (H) any federal, state or local wage and hour law; or (I) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all claims Consultant may have under any employment agreement or any other contract with any Company Party; and (iv) any claim for compensation or benefits of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.

(b)                                 Notwithstanding the above, the Released Claims do not include any claim for breach of this Agreement by the Company, any claim that first arises after the date that Consultant signs this Agreement, or any claim to vested benefits under an employee benefit plan of any Company Party that is subject to ERISA.

(c)                                  Notwithstanding this release of claims, nothing in this Agreement prevents Consultant from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or comparable state or local agency or participating in any investigation or proceeding conducted by the EEOC or comparable state or local agency or cooperating with such agency; however, Consultant understands and agrees that Consultant is waiving any and all rights to recover any monetary or personal relief or recovery as a result of such EEOC or comparable state or local agency  proceeding or subsequent legal actions.

7.                                      Return of Company Property.  Consultant agrees that following the termination of the Consulting Term for any reason, he shall return all property of the Company and of its Affiliates and any divisions thereof which is in his possession, including, but not limited to, Company documents, contracts, agreements, financial books and records, plans, notes, computers, electronically stored data, and all copies of the foregoing.  Consultant may retain any vehicles provided to Consultant as of the Separation Date or during the Consulting Term.

8.                                      Survival.  Upon termination of the Consulting Term for any reason, this Agreement shall terminate and Company shall have no further obligation to Consultant; provided that the provisions set forth in Sections 5 through 16, and the provisions required to interpret them, shall remain in full force and effect after the termination of this Agreement for any reason.

9.                                      Indemnification.  Consultant shall defend, indemnify and hold harmless the Company and its Affiliates and their officers, directors, employees, agents, successors, and assigns from and against all losses, damages (including exemplary and punitive damages), liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or relating to:

(a)                                 Bodily injury, death of any person, or damage to real or tangible personal property resulting from acts or omissions of Consultant or Consultant’s employees or contractors; or

(b)                                 claims of third parties from Consultant’s breach of this Agreement.

10.                               Dispute Resolution.

(a)                                 Any and all claims, demands, causes of action, disputes, controversies and other matters in question arising out of or relating to this Agreement, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement, involving the Company or any of its Affiliates and Consultant (all of which are referred to herein as “Claims”), even though some or all of such Claims allegedly are extra-contractual in nature, whether such Claims sound in contract, tort or otherwise, at law or in equity, under state or federal law, whether provided by statute or the common law, for damages or any other relief shall be finally resolved and decided solely by binding arbitration conducted by a single arbitrator selected by mutual agreement by the parties or in accordance with the American Arbitration Association’s Commercial Arbitration Rules sitting in Salt Lake City, Utah, pursuant to the Federal Arbitration Act (“FAA”) in accordance with the American Arbitration Association’s Commercial Arbitration Rules then in effect; provided, however, notwithstanding the foregoing, this Section 10 shall not be construed to limit the Company’s or Consultant’s right to obtain equitable relief with respect to any matter, and, pending a final determination by the arbitrator with respect to any such application for equitable relief, the Company and the Consultant shall be entitled to obtain any such relief by direct application to state, federal, or other court having jurisdiction, without being required to first arbitrate such matter or controversy.

(b)                                 Each Party shall bear its own fees and expenses (including all legal fees and related expenses) associated with such arbitration. Any determination by the arbitrator shall be consistent with the provisions of this Agreement as set forth herein. The decision of the arbitrator shall be binding on the parties to the arbitration.  Judgment upon any award rendered in any such arbitration proceeding may be entered by any court having jurisdiction.

(c)                                  This agreement to arbitrate shall be enforceable in either federal or state court having jurisdiction.  The enforcement of this agreement to arbitrate, the scope of the arbitrable issues, allegations of waiver, delay or defenses to arbitrability, and the rules governing the conduct of the arbitration, shall be governed by and construed pursuant to the FAA.  In deciding the substance of any Claim, the arbitrator shall apply the substantive laws of the State of Utah; provided, however, that the arbitrator shall have no authority to award treble, exemplary, punitive or similar type damages under any circumstances regardless of whether such damages may be available under Utah law, and the Parties hereby waive to the fullest extent permitted by law their right, if any, to recover treble, exemplary, punitive or similar type damages in connection with any Claim.  The arbitration proceedings and the arbitrator’s award shall be and remain confidential.

11.                               Entire Agreement.  This Agreement, together with the Severance Agreement, the LTIPs and individual award agreements that govern the awards described in Sections 2(b) and

3(b)(iii), set forth the entire agreement between the Parties with respect to its subject matter and supersede all prior discussions, agreements and understandings of every kind and nature between any of them, and neither Party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement.  This Agreement may not be changed or modified except by an agreement in writing, signed by the Parties.

12.                               Consultant’s Representations.  By executing and delivering this Agreement, Consultant acknowledges the following:

(a)                                 Consultant has carefully read this Agreement and has had sufficient time to consider it;

(b)                                 Consultant would not otherwise have been entitled to the consideration described in certain provisions of Sections 2 or 3 of this Agreement and the Company agreed to provide such consideration in return for his agreement to be bound by the terms of this Agreement;

(c)                                  Consultant has received all leaves (paid and unpaid) to which Consultant was entitled through the date he executes this Agreement and, as of the date that Consultant executes this Agreement, Consultant as received all wages, bonuses, and other compensation, and been paid all sums, that Consultant is owed or has been owed by the Company (other than any payment, or portion thereof, that Consultant may be owed pursuant to Sections 2 or 3).

(d)                                 Consultant represents and warrants that as of the date on which Consultant signs this Agreement, Consultant has not filed any claims, complaints, charges, or lawsuits against any Company Party with any governmental agency or with any state or federal court or arbitrator for or with respect to a matter, claim, or incident that occurred or arose out of one or more occurrences that took place on or prior to the time at which Consultant signs this Agreement.  Consultant further represents and warrants that Consultant has made no assignment, sale, delivery, transfer or conveyance of any rights Consultant has asserted or may have against any Company Party with respect to any Released Claim.

(e)                                  Consultant has been and hereby is advised in writing to discuss this Agreement with an attorney of Consultant’s choice and Consultant has had adequate opportunity to do so prior to executing this Agreement;

(f)                                   Consultant fully understands the final and binding effect of this Agreement; the only promises made to Consultant to sign this Agreement are those stated herein; and Consultant is signing this Agreement knowingly, voluntarily and of Consultant’s own free will, and Consultant understands and agrees to each of the terms of this Agreement;

(g)                                  Notwithstanding the initial effectiveness of this Agreement, Consultant may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven (7) day period beginning on the date Consultant executes this Agreement (such seven (7) day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing signed by Consultant and must be received by the Company, care of the Company’s General Counsel so that it is received by David Stryker before 11:59 p.m. central standard time, on the last day of the Release Revocation Period and no consideration shall be provided pursuant to Section 2 if this Agreement is revoked by Consultant in the foregoing manner;

(h)                                 The only matters relied upon by Consultant and causing Consultant to sign this Agreement are the provisions set forth in writing within the four corners of this Agreement; and

(i)                                     No Company Party has provided any tax advice regarding this Agreement and Consultant has had the opportunity to receive sufficient tax advice from advisors of Consultant’s own choosing such that Consultant enters into this Agreement with full understanding of the tax implications thereof.

13.                               No Waiver.  The failure of any Party to enforce any of the terms, provisions or covenants herein shall not be construed as a waiver of the same or of the right of such Party to enforce the same.  Waiver by any Party of any breach or default by any other Party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

14.                               Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

15.                               Notices.  Any notice given hereunder shall be in writing and shall be deemed to have been given: when delivered by messenger or courier service (with appropriate receipt), or on the second business day after being mailed by registered or certified mail (return receipt requested), addressed as follows:

If to Company:	10003 Woodloch Forest Drive
The Woodlands, Texas 77380

If to Consultant:	At the address in the Company’s records

or at such other address as shall be indicated to either Party in writing.  Notice of change of address shall be effective only upon receipt.

16.                               Third-Party Beneficiaries.  Consultant expressly acknowledges and agrees that each Company Party shall be a third-party beneficiary of Consultant’s covenants and obligations under this Agreement that reference a Company Party.

17.                               Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without regard to conflicts of law principles.

18.                               Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates and any other person, association, or entity which may hereafter acquire or succeed to all or a portion of the business or assets of the Company by any means, whether direct or indirect, by purchase, merger, consolidation, or otherwise.  The Parties expressly acknowledge that the Company’s rights under this Agreement are assignable and that such rights shall be fully enforceable by any of the Company’s assignees or successors in interest.  Consultant’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of Consultant shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, by Consultant without the prior written consent of the Company, which shall not be unreasonably conditioned, withheld or delayed.

19.                               Section 409A.  The intent of the Parties is that any payments due under this Agreement are exempt from or comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistently with such intent.  The Company and Consultant shall take commercially reasonable efforts to reform or amend any provision hereof to the extent it is reasonably determined that such provision would or could reasonably be expected to cause Consultant to incur any additional tax or interest under Section 409A to try to comply with the requirements of Section 409A through good faith modifications, in any case, to the minimum extent reasonably appropriate to conform with such requirements; provided, that any such modification shall not increase the cost or liability to the Company.  To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Company and Consultant of the applicable provision without violating the provisions of Section 409A.  Notwithstanding the foregoing provisions of this Section 19, Consultant is responsible for any and all taxes (including any taxes imposed under Section 409A) associated with any payments under this Agreement.  For purposes of Section 409A, each payment or amount due under this Agreement shall be considered a separate payment.  All taxable reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses available for reimbursement, or the in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  Notwithstanding any other provision of this Agreement, if (a) any payment pursuant to this Agreement is conditioned upon the execution and delivery by Consultant of a release of claims, and if (b) the period beginning with the earliest date the release could be delivered to the Company by Consultant and ending with the latest date the release could become irrevocable after execution and delivery by Consultant begins in one calendar year and ends in a later calendar year, then such payment shall be made no earlier than the first business day of such later calendar year.

20.                               Headings and Construction.  The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.

21.                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the date first written above.

COMPANY:		CONSULTANT:

HUNTSMAN CORPORATION

By:	/s/ DAVID M. STRYKER	/s/ JON M. HUNTSMAN
	Executive Vice President,	Jon M. Huntsman
General Counsel and Secretary
Date: December 19, 2017		Date: December 19, 2017

Signature Page to Separation and Consulting Agreement